Exhibit 10.33
Xcelerate! Partner Agreement
This Xcelerate! Partner Agreement (Agreement), effective as of the last date written below, is made by and between Network Specialists Inc. (hereinafter referred to as “NSI”), incorporated under the laws of New Jersey, having its principal place of business at Two Hudson Place, Hoboken, NJ 07030, and Sunbelt Software Distribution Inc. (hereinafter referred to as “VAR”), having its principal place of business at 101 North Garden Avenue, Clearwater, Florida 33755.
1. Purpose of Agreement. NSI® owns or holds rights to distribute and license the Software programs described in Schedule A to this Agreement (the “Licensed Software”). VAR desires the non-exclusive right to distribute the Licensed Software as further described below. NSI desires to grant such rights to VAR on the terms and conditions set forth in this Agreement.
2. Grant of Distribution Rights.
(a) License. Subject to all of the terms and conditions of this Agreement, NSI hereby grants to VAR a non-exclusive license to distribute and sublicense copies of the Licensed Software to end users in the territory identified in Schedule B “Territory” and VAR accepts such license, subject to the terms and conditions of this Agreement. VAR may not copy the Licensed Software except as necessary for internal backup and archival purposes.
(b) Reservation of Rights. All rights and licenses of any kind in the Licensed Software not expressly granted herein are reserved exclusively to NSI, including but not limited to the right to copy the Licensed Software for any reason other than those expressly set forth herein. No rights or licenses whatsoever for the source code to the Licensed Software or any part thereof are granted by this Agreement. VAR acknowledges that it has and shall have no right whatsoever, whether by the express terms of this Agreement or by any course of conduct, to use, review or access the source code for the Licensed Software.
(c) Software Rights. VAR acknowledges and agrees that NSI owns all rights in the Licensed Software including but not limited to all copyright, trade secret, and patent rights. VAR also acknowledges and agrees that the Software Licenses distributed hereunder constitute only discrete copies of software, the media in which it is stored, and related documentation as shipped to VAR. Nothing herein transfers any right, title or interest in the software or any intellectual property rights therein to the VAR.
(d) Addition of Other Programs. The parties may add other programs to Schedule A from time to time only by mutual written agreement. In such an event, the term

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.

“Licensed Software” as used in this Agreement shall be deemed to refer to all programs listed in Schedule A.
(e) Authorized Territory. The Authorized Territory (“Territory”) shall be limited to those listed in Schedule B. VAR, shall not distribute the Licensed Software, directly or indirectly, outside of the Territory without the prior written consent of NSI. VAR may not knowingly distribute the Licensed Software to Sub-VARs, Dealers or Customer Accounts who may re-export the Licensed Software in violation of Section (f) below.
(f) Import and Export Controls. VAR hereby acknowledges that the Licensed Software is subject to United States export controls, pursuant to the U.S. Export Administration Regulations. VAR shall comply strictly with all applicable provisions of the U.S. Export Administration Regulations and shall not export, re-export, transfer, divert or disclose, directly or indirectly, including via remote access, the Licensed Software, any confidential information contained or embodied in the Licensed Software, or any direct product thereof, except as authorized under the Export Administration Regulations.
3. General Obligations of VAR
(a)	Membership Fee: An Annual Xcelerate! Membership is subject to a payment by VAR. Such Membership Fee Amount is indicated in Schedule B.
(b)	Promotion. VAR shall use its best efforts to actively market and promote the Licensed Software in the Territory in a commercially reasonable manner, including listing the Licensed Software in its catalogs and transmitting information and promotional material concerning the Licensed Software to its customers.
(c) Advertising. VAR shall provide samples of its advertising copy and sales literature to NSI on its request. NSI reserves the right to review and approve all uses of NSI’s trademarks, service marks, or trade names in VAR’s advertising and promotion of the Licensed Software, prior to use. Such approval will not limit VAR’s obligation to comply with all applicable laws and will not be deemed an endorsement or approval of any advertising content. VAR shall make no representations regarding the Licensed Software except as consistent with NSI’s own promotional and technical materials or as NSI may otherwise provide or approve in writing.
(d) Sublicense Agreements. VAR shall deliver the Licensed Software to customers only (i) in the sealed packages in which NSI delivers them to VAR (“Product Packages”), or (ii) by direct installation into the customer’s computer equipment according to procedures prescribed by NSI. VAR shall not open any Product Package prior to sale to an end user except as necessary to make such direct installations. VAR acknowledges that an end user license agreement between NSI and end users (the “Software License”) will be reproduced on or included in each Product Package, and that each Product Package will contain an appropriate customer registration card (the “Registration Card”). NSI may modify the Software License and Registration Card at any time, in whole or in part.

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.

VAR shall deliver a copy of the Software License to all customers to whom VAR directly installs the Licensed Software. VAR shall ensure that each end user reads and consents to the Software License upon acquiring the Product Package or prior to having VAR install the Licensed Software, as applicable, and remits the Registration Card as indicated thereon. VAR shall not alter or limit the end user license agreements in the Licensed Software packages shipped by NSI to VAR under this Agreement or their effectiveness in any manner. VAR shall keep accurate records relating to all shipments, sales, sublicenses, customers and all other events and materials relating in any manner to sublicenses under this Agreement, and shall permit NSI to inspect such records at any time upon reasonable notice. If a shortfall of more than * is found in payments to be made to NSI hereunder, VAR shall pay for the price of any auditing as well as a penalty equal to * of the shortfall, in addition to the shortfall.
(e) Sales Reports VAR shall provide NSI, within * after the end of each * during the term, or more frequently as NSI may from time to time require in its discretion, sales and other written reports relating to VAR’s activities under this Agreement during the prior *.
(f) Forecasts. VAR shall also provide NSI with written forecasts within * after the end of each * during the term, which describes VAR’s good faith projections of sales of Licensed Software.
(g) Support of Customers. VAR shall provide first-line technical support on the installation and use of the Licensed Software to its customers as is reasonably necessary to enable them to install and use the Licensed Software. First-line technical support entails call screening, basic software troubleshooting. VAR agrees to maintain, at all times, one or more members of VAR’s staff who are fully trained in use of the Licensed Software by NSI and capable of determining and meeting all customer needs regarding the Licensed Software, and to designate such staff member(s) to NSI and to all customers of the Licensed Software.
(h) Within * of effective date of Xcelerate! Partner Agreement, VAR shall send two technical employees, who are responsible for installation and implementation of NSI Licensed Software to NSI Certification training and Certification Program.
(i) NSI currently maintains a public World Wide Web (WWW) server for the purposes of providing information about NSI products and services to all users of the World Wide Web. NSI shall include electronic links to the home pages of VAR who have established their own WWW sites. Additionally, VAR shall provide a link from their site to NSI’s site so that both companies can take advantage of the increased Internet visibility.
(j) Business Practices. VAR shall conduct its business for its own account, in its own name, and not as an agent, employee, or partner of NSI. VAR shall conduct business in a manner that reflects favorably at all times on the Licensed Software and NSI’s goodwill and reputation and make no false or misleading representations with regard to NSI, its affiliates or the Licensed Software.

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.

(k) Marketing Development Plan. On a quarterly basis NSI and VAR shall meet and develop a Market Development Plan. In this Plan, the Marketing Development Funds, which are outlined in Schedule C, earned during the previous quarter shall be utilized according to the agreed upon Marketing Development Plan.
(l) Marketing Rebate. Based on VAR’s committed Aggregate Dollar forecast which is stated on Schedule B, the VAR has the opportunity * to receive a rebate as set forth in Schedule B when the forecast is met or exceeded and the VAR has no outstanding payments to NSI. Stocking orders will not be counted toward the Marketing Rebate until VAR ships the Licensed Software to its Customer.
(m) Government Requirements. VAR shall obtain and maintain all permits, licenses and government registrations necessary or appropriate to perform hereunder and shall make all filings with governmental authorities required of this agreement by applicable law, including without limitation those necessary to enable VAR to make payments to NSI in U.S. Dollars. This Agreement is in all respects subject to compliance with all such requirements. On NSI’s request, VAR shall provide NSI with written assurances of such compliance.
4. Ownership. VAR acknowledges and agrees that NSI owns all rights in the “Licensed Software” including but not limited to all copyright, trade secret, and patent rights. VAR agrees that nothing contained herein shall cause NSI’s ownership rights in the Licensed Software to be reduced in any way, nor cause VAR to gain any ownership rights in the Licensed Software.
5. General Obligations of NSI
(a) NSI Support of VAR. NSI shall provide VAR with technical support as provided in Schedule B. Beyond that support NSI shall provide VAR with NSI’s then-current standard support services for VAR of the Licensed Software, subject to any standard fees or charges NSI may charge for such services. Such support and fees are listed in schedule B of this Agreement.
(b) Sales Materials. NSI shall supply VAR with up to * copies of its advertising and promotional materials, and artwork for VAR’s use, as NSI deems reasonably appropriate for VAR’s performance hereunder. Additional quantities are available at NSI’s then current literature prices.
(c) Market Development Funds. NSI shall offer VAR a market development program on the terms set forth in Schedule “C”. At NSI sole discretion, funds shall be allocated to execute mutually agreed upon Marketing Programs. In addition, NSI may from time to time offer other incentive programs to VAR. All such programs will be governed by such rules and guidelines as NSI may announce and modify from time to time at its discretion.

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.

(d) Updates and Upgrades. NSI shall use reasonable efforts to notify VAR prior to the introduction of any update or upgrade of the Licensed Software for distribution to the general public and shall make such update and upgrade available to VAR concurrently with its distribution through like situated VARs. NSI reserves the right to decide, in its sole discretion, whether to make an update or upgrade available at no additional charge or as a separately-priced item.
(e) Not for Resale Licensed Demonstration Software. NSI shall provide VAR with two (2) copies of each product marked Not for Resale Software (NFR), which can be used by VAR to Demonstrate the Product per terms of Schedule E. Such software shall not be left at a customer site. Any additional copies of NFR software shall be purchased at the fees set forth in Schedule B attached hereto. Each demonstration version is designed to expire at a certain point. VAR must take all steps necessary to fully safeguard all NSI proprietary rights in the Licensed Software and NFR contained in the demonstration version, including but not limited to all NSI, trademarks, copyrights, IP rights and confidentiality rights in the Licensed Software.
(f) Evaluation Licensed Software. Upon request and mutual agreement, NSI shall provide VAR with one (1) evaluation copy of the Licensed Software per terms of Schedule E. Each evaluation version is designed to expire at a certain point. NSI grants VAR a nonexclusive, nontransferable right and license to use such solely for purposes of i) demonstration to the applicable Customer, and ii) testing, supporting and evaluating to determine conformance to the requirements. VAR is solely and fully responsible for keeping any recipient of the evaluation version from mistakenly believing they received a full production version of the Licensed Software. VAR must take all steps necessary to fully safeguard all NSI proprietary rights in the Licensed Software contained in the demonstration version, including but not limited to all NSI trademarks, copyrights, IP rights and confidentiality rights in the Licensed Software. NSI shall not provide technical support for such Software. Any support provided is subject to the standard fees or charges NSI charges for such services. Such support and fees are listed in schedule B of this Agreement.
(g) Field Marketing Manager. NSI shall assign a Field Marketing Manager to assist VAR with execution of the agreed upon Marketing Plan.
(h) Partner Certification. NSI shall offer a Partner Certification Program, which is intended to ensure that the VAR maintain a high level of expertise in NSI’s products.
6. Orders, Delivery and Acceptance
(a) Orders. VAR shall order Licensed Software from NSI using such procedures and minimum order requirements as NSI may prescribe from time to time. All orders shall be subject to acceptance and approval by NSI in its discretion. All orders shall be governed by the terms and conditions of this Agreement notwithstanding any contrary preprinted terms of any other document.

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.

(b) Delivery. All orders are shipped F.O.B. NSI’s premises. NSI shall use best efforts to ship orders within * after acceptance, subject to availability.
(c) Costs. VAR shall pay all shipping and transportation charges, customs duties and similar charges, and other taxes and fees imposed on Licensed Software purchases and sales hereunder. In the event NSI pays such amounts, VAR shall reimburse NSI and they shall be added to the invoiced amounts as separate charges.
(d) Acceptance.
(i) Software Acceptance. VAR represents that it fully examined and tested the Licensed Software in connection with VAR’s plans to distribute the Licensed Software as set forth in this Agreement. VAR acknowledges that the Licensed Software is fully acceptable to VAR.
(ii) Defective Units. NSI will replace or repair any Product Package shipped to VAR that is defective, provided that VAR notifies NSI of each such defective Product Package within * after shipment. VAR shall pay freight charges for the return of the defective Product Package to NSI. NSI shall prepay the freight charges on the return shipment to VAR. A “defective” Product Package, for the purpose of this paragraph, means one, which fails to conform to the limited warranty attached as Schedule “D”. In no event shall NSI be responsible for any claim, loss, or consequential damages resulting from any defective product.
7. Discount Terms.
(a) Discount Level. An initial Discount Level, as stated in Schedule B, is to be fixed by mutual agreement, based on a predicted Aggregate Dollar Value of VAR’s purchases within the first Ordering Period, derived from commitments, estimates, marketing plans and other information provided by the VAR, and from criteria established by NSI including (if applicable) VAR’s purchases in prior periods. Discounts granted at the agreed Discount Level are not subject to bill back or retroactive adjustment because of VAR’s failure to achieve the Aggregate Dollar Value associated with the agreed Discount Level. Aggregate Dollar Value means the total dollar value (U.S.) of Licensed Software, Annual Maintenance Contracts, Pass Thru Training, and Packaged Services ordered by VAR and paid for in a timely manner. Stocking orders will not be counted as Aggregate Dollar Value or towards the Marketing Rebate or Marketing Development Fund until VAR ships the software to its Customer.
8. Payment Terms.
(a) VAR shall pay the fees and charges and on the terms and conditions set forth in Schedule B attached hereto. NSI reserves the right to change payment and credit terms at any time.

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.

(b) Changes. NSI may change such prices, terms and conditions from time to time in its discretion without prior written notice to VAR. In the event NSI raises a price and VAR shows, within * of such increase, that it had a pending quote to an end user customer at the lower price as of the date of such increase, then NSI shall honor the lower price for such prospective sale for a period of * from the date of price increase.
(c) Payment of Invoices. VAR shall submit payments to:
Attn: Accounts Receivable
NSI Software
Two Hudson Place
Suite 700
Hoboken, NJ 07030
8. Warranties.
(a) Limited Warranty. NSI makes no representation, warranty, or guaranty, express or implied regarding the Licensed Software except its standard form of limited warranty (“Warranty”), the current form of which is attached as Schedule “D” hereto. NSI may in its sole discretion modify its Warranty at any time and from time to time.
(b) DISCLAIMER. EXCEPT AS SET FORTH IN WRITING IN THIS AGREEMENT, NSI MAKES NO REPRESENTATIONS, WARRANTIES, OR GUARANTEES, EITHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, TO VAR OR ANY VAR CUSTOMER, WITH RESPECT TO THE LICENSED SOFTWARE AND ANY SERVICES COVERED BY OR FURNISHED PURSUANT TO THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY (A) OF MERCHANTABILITY, (B) OF FITNESS FOR A PARTICULAR PURPOSE, OR (C) ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING, OR USAGE OF TRADE. VAR AND ITS CUSTOMERS RECEIVE ALL SOFTWARE AND OTHER MATERIALS HEREUNDER “AS IS”. VAR AND ITS CUSTOMERS ARE SOLELY RESPONSIBLE FOR THE SELECTION OF THE LICENSED SOFTWARE TO ACHIEVE THEIR INTENDED RESULTS AND FOR THE RESULTS ACTUALLY OBTAINED.
9. NSI’s Intellectual Property.
(a) Confidentiality. As used herein, “Confidential Information” shall mean all information concerning NSI or any Affiliate of NSI to which VAR is provided access by virtue of this Agreement or its activities hereunder, including without limitation technical data, product design and development, source code and source code documentation, business operations and plans, sales information, quantity and kind of Software Licenses sold, prices and methods of pricing, marketing techniques and plans, unannounced products, product and process information, and any other information which, if disclosed to others, might be competitively detrimental to NSI. Confidential Information shall not include any information which has been publicly disseminated in writing by NSI, which VAR

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.

can show it knew prior to NSI’s disclosure, or which was rightfully received by VAR from a third party without restriction.
During the term hereof and at all times thereafter, VAR shall maintain the Confidential Information in strictest confidence, shall not disclose it to any third party, and shall use it only as necessary to perform hereunder. VAR shall cause each of its officers, directors, employees, and agents to restrict disclosure and use of such Confidential Information in like fashion, and shall be responsible for any wrongful disclosure and use by any of them. In no event shall VAR disassemble, decompile, reverse engineer or reverse code the Licensed Software, or attempt to do same directly or indirectly.
In the event any court or other authority orders VAR to disclose any Confidential Information, VAR shall use its best efforts to protect its confidentiality and shall forthwith notify NSI thereof to enable it to seek to do so. At the termination of this Agreement, VAR shall promptly return all tangible Confidential Information to NSI.
(b) Limited Rights. VAR shall not acquire any right to any trade names, service marks or trademarks used by NSI or any affiliates (collectively “Marks”), or the copyrights, patent rights, commercial symbols, trade secrets, goodwill, or any other form of intellectual or commercial property of NSI or any affiliates and shall not use such Marks, property or rights in any manner, except as herein permitted. All VAR usage of the Marks (including, but not limited to, materials) shall be subject to NSI’s review and approval as to proper usage and product quality, and shall be pursuant to any trademark usage rules or formats as may be supplied by NSI from time to time. VAR acknowledges that NSI is the exclusive owner of the Marks used by NSI for its Licensed Software and related services, and agrees that it shall not assert conflicting or competing rights to such Marks.
(c) Notices. VAR may not remove, obliterate, or alter any copyright, patent, trademark, confidential, or proprietary notices, incorporated in, marked on or affixed to the Licensed Software packaging, diskettes, manuals, and/or literature by NSI, nor alter the manner in which they are presented on such materials.
10. Indemnities.
(a) By VAR. VAR shall defend and indemnify NSI, and hold NSI harmless, in connection with any and all claims, actions, proceedings, liabilities, judgments, damages, orders, losses, costs and expenses of any kind (including reasonable attorneys fees and legal costs) relating to: (i) representations by VAR to third parties regarding the functions, compatibility or capabilities of the Licensed Software, and (ii) actions against NSI by any third parties (including but not limited to VAR’s customers, end users, retailers, partners, joint ventures, suppliers and competitors) in connection with VAR’s copying, packaging, distributing, advertising or installing of the Licensed Software.
(b) By NSI. NSI shall defend and indemnify VAR, and hold VAR harmless, in connection with any and all claims, actions, proceeding, liabilities, judgments, damages,

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.

orders, losses, costs and expenses of any kind (including reasonable attorneys fees and legal costs) relating to infringement of any patent known to NSI, copyright or trade secret by the Licensed Software in the form provided by NSI to VAR provided that (i) VAR notifies NSI promptly upon learning that the claim might be asserted, (ii) NSI has sole control over the defense of the claim and any negotiations for its settlement or compromise, and (iii) VAR takes no action that, in NSI’s judgment, impairs NSI’s defense of the claim. This indemnification obligation shall be effective only if: VAR has made all payments required by the terms of this Agreement, VAR has given prompt notice of the claim and permitted NSI an opportunity to defend, VAR has reasonably cooperated in the defense of the claim, and the infringement does not result from VAR’s modification of the Licensed Programs.
11. Proprietary Notices. VAR shall use all proprietary notices necessary to maintain full protection of all of NSI’s copyright, patent, trademark or trade secrets rights in the Licensed Software.
12. Term and Termination.
(a) Term. This Agreement shall commence on the date last indicated below shall continue in effect for a one (1) year initial term. The parties may extend the term or enter into a new agreement only by their formal, mutual consent expressed in writing. Nothing set forth in this Agreement, no course of conduct, and no oral statements shall be deemed to constitute such consent. VAR must provide NSI written notice of intent to renew, which must be received by NSI at least 30 days or more before expiration of the then-current term.
(b) General Termination. Either party may terminate this Agreement upon written notice if the other party materially violates any provision of this Agreement and fails to remedy such violation within thirty (30) days after written notice thereof. If VAR causes termination because of a material breach, any balance owed shall become due and payable to NSI at the time of termination. NSI may terminate this Agreement with cause on thirty (30) days notice, in which event all Licensed Software packages ordered by VAR before the date of delivery of such notice shall remain deliverable and payable as set forth in this Agreement. Any outstanding balance owed to NSI, is payable upon any type of termination.
(c) Insolvency. Either party may terminate this Agreement upon written notice if the other party commits an act of bankruptcy, becomes the subject of an involuntary bankruptcy filing and fails to discharge or terminate such proceeding within sixty days, voluntarily files for bankruptcy, becomes insolvent, makes any assignment for the benefit of creditors, or ceases business operations.
(d) Proprietary Rights. NSI may terminate this Agreement immediately upon written notice if VAR violates any of VAR’s obligations herein regarding confidentiality,

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.

trademarks, copyrights, patent rights, or any other NSI proprietary rights or interests in the Licensed Software or sublicenses.
(e) Return of Materials. Immediately after any termination or expiration of this Agreement, (i) VAR shall immediately cease using and shall deliver to NSI all copies of the Licensed Software and related materials in VAR’s possession, or destroy all copies of the Licensed Software and related materials in VAR’s possession, and provide NSI with immediate written certification that VAR has taken such actions, and (ii) VAR shall immediately cease to identify itself as an authorized VAR for NSI or otherwise affiliated in any manner with NSI.
13. LIMITATION OF LIABILITY. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES IN RELATION TO THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, EXCEPT THAT THIS LIMITATION SHALL NOT APPLY IN CONNECTION WITH ANY INDEMNITIES HEREUNDER, OR VAR’s BREACH OF ITS OBLIGATIONS REGARDING SUBLICENSES OR NSI’S PROPRIETARY OR CONFIDENTIALITY RIGHTS.
14. General
(a) Entire Agreement. NSI and VAR acknowledge that they have not been induced to enter into this Agreement by any representation or warranty not set forth in this Agreement. This Agreement contains the entire agreement of the parties with respect to its subject matter and supersedes all existing agreements and all oral, written or other communications between them concerning its subject matter. This Agreement shall not be modified in any way except in writing signed by both parties.
(b) Assignment. VAR may not assign this Agreement without prior written consent by NSI. Any assignment in violation of this provision is null and void. NSI may freely assign this Agreement in connection with any sale or transfer by NSI of the Licensed Software, or substantially all of NSI’s business. This Assignment shall be fully binding and enforceable as against all permitted assignees and successors in interest.
(c) Enforceability. If any provision of the Agreement (or any portion thereof) shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby.
(d) Law and Forum. This Agreement (and any and all amendments thereto) and its validity, construction and performance shall be governed in all respects by the laws of the State of New Jersey, without giving effect to principles of conflicts of law. Exclusive jurisdiction and venue for all matters relating to this Agreement shall be in the State of New Jersey, and the parties hereby agree and consent to such jurisdiction and venue.

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.

(e) Notices. Except as otherwise specifically set forth herein, all notices shall be in writing and shall be forwarded by overnight express courier requiring signature to the recipient to complete delivery, and sent to the parties at the addresses set forth at the top of this Agreement or to any other addresses designated in writing hereafter. Notice shall be deemed delivered two days after it is given to the courier by the notifying party.
(f) Headings. The headings in this Agreement are intended for convenience of reference and shall not affect its interpretation.
(g) Non-Waiver. The failure of either VAR or NSI to insist upon strict performance of any of the provisions contained herein shall in no way constitute a waiver of future violations of the same or any other provision.
(h) Authority. The individuals executing this Agreement on behalf of the VAR and NSI do each hereby represent and warrant that they are duly authorized by all necessary action to execute this Agreement on behalf of their respective principals.
(i) Survival. The provisions of this Agreement relating to confidentiality, indemnities, and return of materials shall survive any termination or expiration of this Agreement for a period of *.
(j) No Third Party Rights. This Agreement does not create any rights in any third parties, except assigns, successors or heirs expressly permitted hereunder.
(k) Taxes. VAR shall pay any and all applicable sales, use, or excise taxes, or any other charges or duties levied by federal, state, city, county, or other governmental authority. VAR will supply to NSI any appropriate exemption certificates.

Network Specialists Inc.		VAR: Sunbelt Software

Date: 7/30/01		Date: Aug. 2, 2001

Signature:	/s/ Scott Meyers	Signature:	/s/ Stu Sjouwerman

Print Name: Scott Meyers		Print Name: Stu Sjouwerman

Title: VP		Title: Pres.

Fax Number: (201) 656 2727		Fax Number: 727-562-5199

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.

Schedule A
1.	Description of Licensed Software

Double-Take®: Real time transaction based backup software.

GeoCluster: adds data redundancy to MSCS Clusters by creating replicated disks to all available cluster nodes.

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.

Schedule B
1.	Payment Terms and Conditions

VAR shall, without setoff, pay NSI in full in U.S. Dollars with terms, Net * from date of invoice. Shipments shall be made upon credit approval and the condition that the VAR’s account remains in good standing with NSI. NSI reserves the right to change credit or payment terms at any time. VAR shall pay interest on past due amounts at *.

2.	Membership Fee

The Annual Xcelerate! Membership Fee is * to be paid Net * from date of invoice.

3.	Discount

*.

4.	Aggregate Dollar Commitment

The annual Aggregate Dollar Value committed is *.

5.	Return Policy

During the term of this Agreement, VAR may return Product Packages containing the Licensed Software to NSI without imposition of re-stocking charges subject to the following conditions:
a)	VAR must submit its request for return to NSI in writing at least * in advance of proposed return, indicating in the request the reason, identity, quantity and order and invoice dates of the Software Licenses to be returned.

b)	The Product Packages being returned must be new, resaleable, and in their original, unopened packaging.

c)	VAR must submit to NSI, concurrently with its return request, a non-cancelable order for Licensed Software equal to or greater than the value of the Product Packages being returned.

d)	The version of the Licensed Software being returned must be no older than the version immediately preceding the then current version.
6.	Rebate.

VAR must meet or exceed their committed forecast of, as agreed upon in the Quarterly Marketing Plan and within * after the end of the quarter submit a forecast for the current quarter, in order to receive a rebate. If this is done, the VAR will receive a check for * of the Aggregate Dollar Value to be paid within *.

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.

7.	Annual Maintenance Contracts.

VAR may purchase maintenance contracts on an annual basis for each software license purchased at *.

8.	Authorized Territory.

The Authorized Territory (“Territory:”) shall be limited to the United States.

9.	Support

As a part of its obligation under this Agreement: NSI will make trained technical support engineers available to VAR’s authorized contact(s) to answer technical questions and address potential errors in the Licensed Software. Such availability may be by telephone, fax, electronic mail or other means as determined necessary by NSI in its discretion. NSI will make such support available to VAR in accordance with its then current support schedule. NSI shall use its best reasonable endeavors to create fixes for errors reported by VAR that NSI is able to reproduce using the current version of the Licensed Software, including all required Patches and Updates.

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.

Schedule C
Market Development Program
1.	Accruals.

(a) NSI shall accrue for VAR’s benefit, in an account created for such purpose, amounts for later use as market development funds (“MDF”), on the terms herein. MDF shall accrue at the rate of *. MDF, which accrues in any *, shall be available for use as credits commencing with the next *.

(b) NSI *, for the purposes hereof, are as follows: *

(c) NSI shall maintain an account showing the accrual, adjustment, and use of VAR’s MDF and will report such calculations to VAR on a periodic basis. Such account shall serve for the purpose of record keeping only and will not be funded or constitute a trust for VAR’s benefit.

2.	Credits.
a)	NSI shall credit VAR with amounts from its MDF accrual account (“Credits”) in reimbursement of VAR’s qualifying marketing expenditures for Licensed Software. NSI may determine which advertising; marketing, training and other promotional expenditures by VAR qualify for Credits under the market development program, in its sole discretion.

b)	Unused MDF account balances shall expire upon the expiration of *. VAR will forfeit all such expired balances.

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.

Schedule D
Limited Warranty
NSI hereby warrants to VAR that (a) the physical diskette(s) or CD-ROM(s) and documentation containing the Licensed Software will be free from defects in materials and workmanship for a period of *; (b) NSI is the owner, or is the lawful licensee, without encumbrances, of the products; and (c) NSI has the unrestricted right and authority to enter into and perform this Agreement. The above warranties specifically exclude defects resulting from accidents, abuses, unauthorized repairs, modifications, enhancements, or misapplications.

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.

Schedule E
Network Specialists, Inc.
NFR Agreement
EFFECTIVE DATE: July 2, 2002
Network Specialists, Inc., located at 2 Hudson Place, Hoboken, New Jersey, 07030, (“NSI”), and Sunbelt Software Distribution Inc., located at 101 North Garden Avenue, Clearwater, Florida 33755 (“RECIPIENT”), enter into this Short Term Loan Agreement (“AGREEMENT”) as of the EFFECTIVE DATE stated above.
1.	Definitions. The following definitions apply to this Agreement:
A.	“LOANED SOFTWARE” means NSI’s software program(s) and any documentation, if any, identified in the Loaned Software Listing on the Loaned Software Schedule, which Schedule is attached to and made a part hereof as Attachment #1.

B.	“INSTALLATION SITE” means the RECIPIENT facility, identified on the Loaned Software Schedule in Attachment #1.
2.	Purpose and Term. NSI agrees to lend RECIPIENT, and RECIPIENT agrees to accept and use the LOANED SOFTWARE, solely for the purpose(s) set forth on Attachment #1 (the “PURPOSE”) and solely for the TERM of this Agreement in Attachment #1 unless otherwise agreed to in writing by both parties.
3.	Grant of License. NSI grants to RECIPIENT a personal, nonexclusive and nontransferable license to use the LOANED SOFTWARE solely for the PURPOSE and otherwise in accordance with terms hereof. RECIPIENT may use the LOANED SOFTWARE for RECIPIENT’s internal business purposes at site(s) controlled by RECIPIENT designated in Attachment #1, and on the number of servers identified in Attachment #1 for the number of users identified in Attachment #1. RECIPIENT may not modify or attempt to modify the LOANED SOFTWARE, nor create derivative works from the LOANED SOFTWARE, nor sell, rent, sub-license, lease, time share or transfer the LOANED SOFTWARE or any copy of the LOANED SOFTWARE to any third party. RECIPIENT may make a single copy of the LOANED SOFTWARE for each server as necessary to use the LOANED SOFTWARE as expressly authorized in this Agreement and a single backup copy, all subject to the confidentiality provisions of this Agreement.
4.	Title to Software; Confidentiality. All patents, copyrights, trademarks, trade secrets and other ownership rights in the LOANED SOFTWARE are and shall remain property of NSI. The source code of the LOANED SOFTWARE and all information regarding the design, structure or internal operation of the LOANED SOFTWARE are valuable trade secrets of NSI (“Confidential Information”). RECIPIENT shall not sell, transfer, publish, disclose, display or otherwise permit access to any Confidential Information by any third party, nor shall RECIPIENT permit any copy of the LOANED SOFTWARE to leave RECIPIENT’s site(s). The LOANED SOFTWARE may not be reverse assembled or

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.

reverse compiled. Any violation of any provision of this paragraph by RECIPIENT shall be grounds for immediate termination of this Agreement by NSI and such other legal and equitable remedies NSI may have.
5.	Proprietary Notices. RECIPIENT shall insure that any copies of the LOANED SOFTWARE made by RECIPIENT pursuant to this Agreement bear all copyright and other proprietary notices contained in or affixed to the copy or copies of the LOANED SOFTWARE delivered by NSI.
6.	No Warranty. NSI MAKES NO EXPRESS AND DISCLAIMS ALL IMPLIED REPRESENTATIONS OR WARRANTIES OF ANY KIND, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE. NSI DOES NOT WARRANT THAT THE LOANED SOFTWARE WILL MEET THE LICENSEE’S REQUIREMENTS OR THAT THE OPERATION OF THE LOANED SOFTWARE WILL BE UNINTERRUPTED OR ERROR FREE. RECIPIENT is solely responsible for the selection of the LOANED SOFTWARE to achieve its intended results and for the results actually obtained.
7.	Limitation of Liability. IN NO EVENT SHALL NSI BE LIABLE FOR ANY CLAIM OR DEMAND BY RECIPIENT OR A THIRD PARTY OR FOR ANY LOST PROFITS, OR INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN ANYWAY RELATED TO THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY THEREOF. NO ACTION, REGARDLESS OF FORM, ARISING OUT OF OR INCIDENTAL TO THE TRANSACTIONS HEREUNDER, MAY BE BROUGHT AGAINST NSI MORE THAN ONE (1) YEAR AFTER THE CAUSE OF ACTION HAS ACCRUED. NSI’s total liability under this Agreement shall not exceed the total amounts received by NSI from RECIPIENT hereunder.
8.	Term and Termination. Unless otherwise provided on Attachment #1, upon the expiration of the time period (the “TERM”) specified in Attachment #1, this AGREEMENT shall be terminated.

9.	Defaults and Termination.
A.	Survival. RECIPIENT’s confidentiality obligations shall survive any termination or expiration of this Agreement.

B.	Proprietary Rights. NSI may terminate this Agreement for breach upon written notice if RECIPIENT violates any of RECIPIENT’s obligations regarding confidentiality, copyrights or other NSI proprietary rights or interests in the LOANED SOFTWARE.

C.	Return of Materials. Immediately after any termination of this Agreement, RECIPIENT shall deliver to NSI all copies of the LOANED SOFTWARE and related materials in RECIPIENT’s possession, and provide NSI with written certification that RECIPIENT has taken such actions.

D.	All fees are non-refunded except as expressly permitted in this Agreement.

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.

10.	Failure to Return Materials. If upon the expiration of the TERM specified in Attachment #1, RECIPIENT fails to immediately return all copies of the LOANED SOFTWARE and related materials in RECIPIENT’s possession to NSI, RECIPIENT agrees to pay NSI a License fee specified in Attachment #1 permitting RECIPIENT to use the LOANED SOFTWARE on the number of servers paid for by RECIPIENT for the number of users paid for by RECIPIENT as set forth in Attachment #1 and agrees that all terms of this Agreement, including but not limited to all restrictions on RECIPIENT’s use and other obligations, shall remain in force.

11.	General
A.	Merger. This Agreement contains the entire agreement of the parties with respect to its subject matter and supersedes all existing and all oral, written or other communications between them concerning its subject matter. This Agreement shall not be modified in any way except in writing, signed by both parties.

B.	Assignment. RECIPIENT may not assign this Agreement without prior written consent by NSI. This agreement shall be fully binding and enforceable as against all permitted assignees and successors in interest.

C.	Enforceability. If any provision of the Agreement (or any portion thereof) shall be held to be invalid or unenforceable, the validity, legality or enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby

D.	Non-Waiver. The failure of either RECIPIENT or NSI to insist upon strict performance of any of the provisions contained herein shall in no way constitute a waiver of future violations of the same or any other provision.

E.	Authority. The individual(s) executing this Agreement on behalf of RECIPIENT each hereby represent and warrant that they are duly authorized by all necessary action to execute this Agreement on behalf of RECIPIENT.

F.	Law and Jurisdiction. This AGREEMENT shall be governed by the laws of the State of New Jersey, without regard to New Jersey’s choice-of-law rules. Exclusive jurisdiction and venue for all matters relating to this Agreement shall be in courts located in New Jersey, and the parties hereby agree to and consent to same.
IN WITNESS WHEREOF, the duly authorized signatories of the parties have caused this AGREEMENT to be executed in duplicate as of the EFFECTIVE DATE set forth above.

“RECIPIENT”	NETWORK SPECIALISTS, INC. (“NSI”)

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.

ATTACHMENT #1
LOANED SOFTWARE SCHEDULE
“INSTALLATION SITE”:
unless otherwise stated directly below, means RECIPIENT’s facility at the address first stated in the AGREEMENT:

“PURPOSE”:
means use of LOANED SOFTWARE solely in order to:
demonstrate to the applicable Customer, and test, support and evaluate to determine conformance to the requirements.
“TERM”:
unless otherwise specified below means [                    ] days from the date of delivery of the LOANED SOFTWARE to RECIPIENT:
                                                       Term of Contract
Permitted number of servers for use:                      two (2) per license
If upon the expiration of the TERM all copies of the SOFTWARE and related materials in RECIPIENT’s possession are not immediately returned to NSI, RECIPIENT shall pay the then current list price for each copy of LOANED SOFTWARE that is installed on a server.
Loaned Software Listing

Item	Qty	Model No.	Software Description (and documentation, if any)
1.	1	DT4NT- STDBAS	Double-Take Windows 2000/NT

2.	1	DT4SO- STDBAS	Double-Take for Solaris

3.	1	GC4NT- STDBAS	GeoCluster for Windows 2000/NT — MSCS

4.	1	GCDT4NT- STDBAS	GeoCluster plus Double-Take for Windows 2000/NT — MSCS

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.